Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Oiltanking Partners Delivers Financial Results for the
First Quarter of 2014

HOUSTON — April 30, 2014 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported first quarter 2014 net income of $33.3 million, or $0.63 per unit, an increase of 65% over first quarter 2013 net income of $20.2 million, or $0.48 per unit. Adjusted EBITDA increased 57% to $40.4 million for the first quarter of 2014, compared to $25.7 million for the first quarter of 2013. Adjusted EBITDA, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income in the financial tables below.

The Partnership’s revenues increased by approximately $19.8 million, or 49%, to $60.0 million during the first quarter of 2014 compared to the same period in 2013, due to higher storage service fee revenues, throughput fee revenues and ancillary service fee revenues. Storage service fee revenue grew by $6.1 million due to new storage capacity of approximately 4.1 million barrels placed into service throughout 2013 and 210,000 barrels placed into service in January 2014 and, to a lesser extent, higher contract rates.

“The Partnership is off to a great start in 2014,” said Ken Owen, President and Chief Executive Officer of the Partnership’s general partner. “We achieved record storage service fees this quarter and successfully completed our 3.2 million barrel Appelt I project by delivering the final customer tank early this year.”

Throughput fee revenues grew by $12.8 million during the first quarter of 2014 due, in large part, to an increase in volume-based throughput and margin sharing fees related to liquefied petroleum gas (“LPG”) exports at our Houston terminal. Although higher than the first quarter of 2013, throughput fee revenues were negatively impacted during the first quarter of 2014 by the above-average number of days the Houston Ship Channel was closed due to fog and the March 22 barge collision and fuel oil spill near Texas City.

“We worked closely with our customers to minimize disruptions during the days when the Houston Ship Channel was closed this quarter. Our strong performance in the face of external events demonstrates the strength, stability and flexibility of the Oiltanking business model,” added Mr. Owen.

Operating expenses during the first quarter of 2014 were $13.8 million, increasing by $4.3 million compared to the same period in 2013, primarily due to higher costs associated with operations personnel, repairs and maintenance, power and fuel, property taxes and insurance. Selling, general and administrative expenses during the first quarter of 2014 were $5.8 million, increasing by $0.8 million compared to the same period in 2013, primarily due to an increase in July 2013 in the fixed fee charged to us under our services agreement with our general partner and its affiliate.

“We are keenly focused on continuing to execute on our previously announced capital projects,” commented Mr. Owen. “Since going public less than three years ago, we have announced more than $500 million of expansion capital spending and have established a track record of strong organic growth by commercializing projects that meet our customers’ growing needs. We are committed to building on this momentum as we bring our Appelt II and III projects, our Crossroads pipelines, and our dock expansion on line over the next couple of years.”

The Partnership has increased its estimate of 2014 capital expenditures by $20 million and now expects to spend between $250 million and $270 million this year. The majority of the increase is attributable to higher anticipated costs associated with our dock expansion project.

We continue to evaluate a number of new projects that would deliver superior growth to our investors by anticipating new product movements and exports in the dynamic and growing U.S. Gulf Coast energy corridor. In April 2014, we exercised an option to enter into a long-term lease of approximately 58 acres of undeveloped property immediately adjacent to our Houston terminal. The Partnership is evaluating a number of potential expansion projects that would be located on the leased property if approved.

On April 21, 2014, the Partnership declared an increase in its quarterly cash distribution to $0.495 per unit, or $1.98 per unit on an annualized basis, for all of its outstanding limited partner units. The first quarter distribution is our tenth consecutive quarterly increase since going public in the third quarter of 2011 and represents a 5% increase over the distribution of $0.47 per unit for the fourth quarter of 2013 and a 22% increase over the distribution of $0.405 per unit for the first quarter of 2013. The $22.1 million first quarter 2014 cash distribution is expected to be paid on May 14, 2014. Distributable cash flow for the first quarter of 2014 provided distribution coverage of 1.69 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners and incentive distribution rights. The Partnership will retain cash flow in excess of distributions paid to fund, in part, announced expansion projects.

Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income in the financial tables below.

Conference Call
The Partnership will hold a conference call to discuss its first quarter 2014 financial results on May 1, 2014, at 2:00 p.m. Eastern Time (1:00 p.m. Central Time). To participate in the call, dial (480) 629-9771 and ask for the Oiltanking call prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through May 8, 2014 by calling (303) 590-3030 and using the pass code 4678473#.

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Partnership believes investors benefit from having access to the same financial measures used by its management. These non-GAAP financial measures are commonly employed by management, financial analysts and investors to evaluate our performance from period to period and to compare our performance with the performance of our peers.

The Partnership defines Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation and amortization expense and other income, as further adjusted to exclude gains and losses on disposals of fixed assets and property casualty indemnification. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and other third parties, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to the performance of its peers, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as net income before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets and property casualty indemnification; and (iii) other (income) expense; less maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues. Management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides visibility regarding the Partnership’s cash available for distribution to unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total distribution payable to all unitholders, the general partner interest and incentive distribution rights.
The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period, to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. The presentation of these measures may not be comparable to similarly titled measures of other companies in the industry because the Partnership may define these measures differently than other companies.

Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

Contact Information:

Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues	$59,953	$40,186
Costs and expenses:
Operating	13,782	9,465
Selling, general and administrative	5,778	4,997
Depreciation and amortization	5,439	4,490
Total costs and expenses	24,999	18,952
Operating income	34,954	21,234
Other income (expense):
Interest expense	(1,445)	(892)
Interest income	52	3
Other income	4	2
Total other expense, net	(1,389)	(887)
Income before income tax expense	33,565	20,347
Income tax expense	(309)	(155)
Net income	$33,256	$20,192

Allocation of net income to partners:
Net income allocated to general partner	$6,994	$1,350
Net income allocated to common unitholders	$13,954	$9,421
Net income allocated to subordinated unitholders	$12,308	$9,421

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.63	$0.48
Subordinated unit (basic and diluted)	$0.63	$0.48

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	22,050	19,450
Subordinated units (basic and diluted)	19,450	19,450

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$26,885	$17,332
Receivables:
Trade	16,279	18,013
Affiliates	112	127
Other	1,243	613
Notes receivable, affiliate	55,000	100,000
Prepaid expenses and other	455	1,502
Total current assets	99,974	137,587
Property, plant and equipment, net	624,908	585,826
Intangible assets	3,739	3,739
Other assets, net	1,747	1,822
Total assets	$730,368	$728,974
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$28,077	$38,104
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,525	4,264
Total current liabilities	33,102	44,868
Long-term debt, affiliate, less current maturities	187,500	188,300
Deferred revenue	3,610	2,159
Total liabilities	224,212	235,327
Commitments and contingencies
Partners’ capital:
Common units (22,049,901 units issued and outstanding at March 31, 2014 and December 31, 2013)	422,025	418,435
Subordinated units (19,449,901 units issued and outstanding at March 31, 2014 and December 31, 2013)	53,778	50,611
General partner’s interest	30,353	24,601
Total partners’ capital	506,156	493,647
Total liabilities and partners’ capital	$730,368	$728,974

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$33,256	$20,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,439	4,490
Amortization of deferred financing costs	52	46
Changes in assets and liabilities:
Trade and other receivables	801	(6,727)
Prepaid expenses and other assets	1,070	797
Accounts receivable/payable, affiliates	(1,724)	(112)
Accounts payable and accrued expenses	(2,265)	(3,631)
Deferred revenue	2,239	385
Total adjustments from operating activities	5,612	(4,752)
Net cash provided by operating activities	38,868	15,440
Cash flows from investing activities:
Collections of notes receivable, affiliate	45,000	28,000
Payments for purchase of property, plant and equipment	(53,071)	(37,301)
Net cash used in investing activities	(7,768)	(9,301)
Cash flows from financing activities:
Borrowings under credit agreement, affiliate	—	18,000
Payments under notes payable, affiliate	(800)	(800)
Distributions paid to partners	(20,747)	(15,492)
Net cash (used in) provided by financing activities	(21,547)	1,708
Net increase in cash and cash equivalents	9,553	7,847
Cash and cash equivalents — Beginning of period	17,332	7,071
Cash and cash equivalents — End of period	$26,885	$14,918

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended
	March 31,
	2014	2013
Storage capacity, end of period (mmbbls) (1)	21.9	18.5
Storage capacity, average (mmbbls)	21.9	18.2
Terminal throughput (mbpd) (2)	1,060.5	881.3
Vessels per period	226	194
Barges per period	677	831
Trucks per period	13,029	5,238
Rail cars per period	50	1,638
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

Revenues by service category:
(In thousands)
	Three Months Ended
	March 31,
	2014	2013

Storage service fees	$34,037	$27,958
Throughput fees	23,270	10,488
Ancillary service fees	2,646	1,740
Total revenues	$59,953	$40,186

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014		2013

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$33,256		$20,192
Depreciation and amortization	5,439		4,490
Income tax expense	309		155
Interest expense, net	1,393		889
Other income	(4)		(2)
Adjusted EBITDA	$40,393		$25,724
Interest expense, net	(1,393)		(889)
Income tax expense	(309)		(155)
Maintenance capital expenditures	(1,366)		(735)
Distributable cash flow	$37,325		$23,945

Cash distributions (1)	$22,130		$16,178

Distribution coverage ratio	1.69	x	1.48	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

2014 Latest Twelve Months (LTM) Adjusted EBITDA (as of March 31, 2014):
Adjusted EBITDA for the three months ended March 31, 2014	$40,393
2013 Adjusted EBITDA (1)	145,275
Less: Adjusted EBITDA for the three months ended March 31, 2013	(25,724)
2014 Latest Twelve Months (LTM) Adjusted EBITDA (as of March 31, 2014)	$159,944

Total debt, including current portion at March 31, 2014	$190,000
Debt/Adjusted EBITDA Ratio	1.19	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued February 24, 2014, for a reconciliation of Adjusted EBITDA for the year ended December 31, 2013 from net income.

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